Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – May 8, 2019. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record operating revenues for the three-months ended March 31, 2019.

Financial Highlights and Selected Operating Data:

●

Record First Quarter Revenue - Our revenue for the first quarter of 2019 was $518 million, increasing $292 million, or 129%, from the first quarter of 2018. During the first quarter of 2019, revenue attributable to the Raycom Merger (as defined below) was $280 million. Furthermore, on a Combined Historical Basis (as defined below) excluding the $13 million of advertising revenue attributable to the Winter Olympics in the first quarter of 2018, our first quarter local and national advertising revenue grew by $7 million from the year-earlier period, representing a 3% increase. Our guidance for the second quarter of 2019 reflects continued revenue growth resulting from both the Raycom Merger and organic growth in our businesses.

●

Operating Results and Effect of Transaction Expenses. Our net loss attributable to common stockholders for the first quarter of 2019 was $31 million, and our net loss per common share was $0.31. During the first quarter of 2019, in connection with the Raycom Merger, we incurred $18 million of incentive and severance compensation, $28 million in third-party contract termination fees and $22 million of professional fees. Excluding these transaction related costs, and using a blended statutory tax rate, our net income attributable to common stockholders for the first quarter of 2019 would have been our best first quarter ever, of approximately $27 million, and our diluted net income per common share would have been approximately $0.27. Our Broadcast Cash Flow (a non-GAAP financial measure, defined below) for the first quarter of 2019 was $123 million, and was our best first quarter ever.

●

Total Leverage Ratio - As of March 31, 2019, our total leverage ratio, as defined in our senior credit facility, was 4.86 times on a trailing eight-quarter basis, netting our total cash balance of $225 million.

Other Highlights and Recent Developments:

●

Merger with Raycom Media, Inc. – On January 2, 2019, we completed our merger with Raycom Media, Inc. (“Raycom”), the related acquisitions of stations KYOU-TV and WUPV-TV, and the divestiture of stations in eight markets in order to facilitate regulatory approval due to market overlaps. We refer to these transactions and the divestiture of WSWG-TV on December 31, 2018, collectively as the “Raycom Merger”. As a result of the Raycom Merger, we acquired television stations in 34 new markets. In addition to the high quality television stations acquired as part of the Raycom Merger, we also acquired businesses that provide sports marketing and production services that we believe has resulted in us becoming a more diversified media company.

●	Financing for the Raycom Merger - In connection with the Raycom Merger, we completed several financing transactions:

o

On November 16, 2018, we completed the offering of $750.0 million of 7.0% unsecured notes due 2027 (the “2027 Notes”) by our special purpose wholly-owned subsidiary. We assumed all obligations of the 2027 Notes upon completion of the Raycom Merger on January 2, 2019.

o	On January 2, 2019:

●	We amended our senior credit facility, pursuant to which we borrowed $1.4 billion of additional secured term loan financing and increased our un-drawn revolving credit facility to $200.0 million,

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●	We issued $650.0 million of our 8.0% Series A Perpetual Preferred Stock, and

●	We issued 11.5 million shares of our common stock valued at $169.5 million.

●

United Acquisition - On May 1, 2019, we completed the acquisition of the assets of WWNY-TV (CBS) and WNYF-CD (FOX) in Watertown, New York (DMA 178) and KEYC-TV (CBS/FOX) in Mankato, Minnesota (DMA 199) from United Communications, Inc. (the “United Acquisition”) for $45.0 million. We began operating those stations on March 1, 2019 under a local programming and marketing agreement. As a result of the acquisition, we increased the total number of our markets to 93.

●

Charlottesville Transactions - On February 28, 2019, we entered into an agreement to acquire the assets of WVIR-TV (NBC) in the Charlottesville, Virginia market (DMA 183) from Waterman Broadcasting Corporation for $12.0 million, using cash on hand. Also on February 28, 2019, in order to facilitate regulatory approval due to market overlaps, we entered into an agreement to divest our current television stations in that market, WCAV-TV (CBS/FOX) and WVAW-TV (ABC) for $25.0 million in cash to Lockwood Broadcasting, Inc. We expect to complete these transactions later in the second quarter of 2019. We refer to these transactions collectively as the “Charlottesville Transactions”.

Combined Historical Basis Information

From January 1, 2017 through March 31, 2019, we completed 6 acquisition transactions and 2 divestiture transactions, including the Raycom Merger. Due to the significant effect that these transactions have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present certain financial information below on a “Combined Historical Basis” (or “CHB”). Our Combined Historical Basis presentation reflects financial results that have been compiled by adding Gray’s historical revenue, broadcast expenses and corporate and administrative expenses to the historical revenue, broadcast expenses and corporate and administrative expenses of the net stations acquired in those acquisitions, including the Raycom Merger, and subtracting the historical revenues and broadcast expenses of divested stations as if all stations had been acquired or divested, respectively, on January 1, 2017, the beginning of the earliest period that CHB information is presented herein. For more information on CHB, see “Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms” at the end of this release.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 2 of 17

Selected Operating Data (unaudited):

	As Reported Basis
	Three Months Ended March 31,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Total	$518	$226	129%	$203	155%
Broadcast	$481	$226	113%	$203	137%
Political	$3	$6	(50)%	$1	200%
Production companies	$37	$-	100%	$-	100%

Operating expenses (1)(3):
Broadcast	$356	$150	137%	$134	166%
Production companies	$35	$-	100%	$-	100%
Corporate and administrative	$48	$8	500%	$8	500%

Net (loss) income attributable to common shareholders	$(31)	$20	(255)%	$11	(382)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$123	$78	58%	$70	76%
Broadcast Cash Flow Less
Cash Corporate Expenses (3)	$77	$70	10%	$64	20%
Free Cash Flow (4)	$16	$33	(52)%	$37	(57)%

	Combined Historical Basis
	Three Months Ended March 31,
			% Change		% Change
			2019 to		2019 to
	2019	2018	2018	2017	2017
	(dollars in millions)
Revenue (less agency commissions):
Total	$518	$484	7%	$458	13%
Broadcast	$481	$449	7%	$423	14%
Political	$3	$9	(67)%	$2	50%
Production companies	$37	$35	6%	$35	6%

Operating Expenses (1)(3):
Broadcast	$356	$300	19%	$288	24%
Production companies	$35	$33	6%	$33	6%
Corporate and administrative	$48	$17	182%	$13	269%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$125	$154	(19)%	$143	(13)%
Broadcast Cash Flow Less Cash
Corporate Expenses (3)	$79	$138	(43)%	$131	(40)%
Operating Cash Flow as defined in the 2019 Senior Credit Facility (3)	$101	$158	(36)%	$150	(33)%
Free Cash Flow	$27	$71	(62)%	$73	(63)%

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 have been reclassified to give effect to the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

(4)	Amounts for the three months ended March 31, 2018, and related percentage changes from prior periods, are per the Company’s Current Report on Form 8-K/A, furnished to the SEC on May 9, 2018.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 3 of 17

Results of Operations for the First Quarter of 2019

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) on an as-reported basis by type for the first quarter of 2019 and 2018 (dollars in millions):

	Three Months Ended March 31,
	2019		2018		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$211	40.7%	$105	46.5%	$106	101%
National	50	9.7%	24	10.6%	26	108%
Political	3	0.6%	6	2.7%	(3)	(50)%
Retransmission consent	204	39.4%	86	38.1%	118	137%
Production companies	37	7.1%	-	0.0%	37	100%
Other	13	2.5%	5	2.1%	8	160%
Total	$518	100.0%	$226	100.0%	$292	129%

On January 2, 2019, we completed the Raycom Merger. Collectively, the stations and production companies acquired, net of divestitures, accounted for $280 million of the increase in our total revenue for the first quarter of 2019. Including the revenue attributable to these stations, revenue increased due to increases in retransmission revenue. Local and national advertising revenue increased, in part, due to the $5 million of revenue we earned from the broadcast of the 2019 Super Bowl on our CBS-affiliated stations, compared to $2 million that we earned from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations. This increase was offset due to no revenue from Olympic broadcasts in 2019, compared to $6 million from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations.

Revenue (less agency commissions) on Combined Historical Basis.

On a Combined Historical Basis, total revenue increased $34 million to $518 million in the first quarter of 2019 compared to $484 million in the first quarter of 2018. On a Combined Historical Basis, the changes in revenue for the first quarter of 2019 compared to the first quarter of 2018 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) decreased $3 million, or 1%, to $211 million.

•	National advertising revenue decreased $3 million, or 6%, to $50 million.

•	Political advertising revenue decreased $6 million, or 67%, to $3 million.

•	Retransmission consent revenue increased $42 million, or 26%, to $204 million.

•	Production company revenue increased $2 million, or 6%, to $37 million.

•	Other revenue increased $2 million, or 18%, to $13 million.

Local and national advertising revenue declined, in part, because there was no revenue from Olympic broadcasts in 2019, compared to $13 million from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 4 of 17

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

Broadcast operating expenses increased $206 million, or 137%, to $356 million for the first quarter of 2019 compared to the first quarter of 2018.

The Raycom Merger accounted for nearly all of the increase in broadcast operating expenses for the first quarter of 2019. Including the broadcast operating expenses attributable to these stations, significant changes in our total broadcast operating expenses included:

•

Non-compensation expense increased $125 million, or 156%, in the first quarter of 2019 compared to the first quarter of 2018. This increase was due largely to an increase in retransmission expense of $62 million and professional fees of $34 million. The remaining increase was due primarily to increases in programming expense and licensing fees. Non-compensation expenses also included acquisition related charges of $28 million for the termination of certain national sales representation agreements related to the Raycom Merger.

•

Compensation expense increased $81 million, or 117%, in the first quarter of 2019 when compared to the first quarter of 2018. Compensation expenses also included acquisition related expenses of approximately $8 million primarily due to incentive compensation and severance costs related to the Raycom Merger.

Production company operating expenses, related to the production companies acquired in the Raycom Merger, were $35 million in the first quarter of 2019. Non-compensation expenses were $28 million, of which the primary components included the costs for the rights to broadcast sporting events of $23 million and professional services of $3 million. Total compensation expenses were $7 million.

Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses increased $56 million, or 19%, to $356 million in the first quarter of 2019 compared to the first quarter of 2018. The increase reflects, in part, the following:

•

Retransmission expense increased $19 million, or 22%, to $104 million in the first quarter of 2019 compared to the first quarter of 2018 consistent with increases in retransmission consent revenue. Professional services expense increased $25 million or 147% to $41 million primarily as a result of $28 million of costs incurred to terminate sales representation agreements related to the Raycom Merger.

•

Compensation expense increased by approximately $11 million, or 8%, in the first quarter of 2019 compared to the first quarter of 2018. Compensation expenses also included acquisition related charges of $8 million for incentive compensation and severance costs related to the Raycom Merger.

On a Combined Historical Basis, production company operating expenses increased $2 million, or 6%, to $35 million in the first quarter of 2019 compared to the first quarter of 2018. The increase reflects, primarily, increased costs for the rights to broadcast sporting events.

Corporate and Administrative Expenses on As-Reported Basis.

Corporate and administrative expenses increased $40 million, or 500%, to $48 million in the first quarter of 2019 as compared to the first quarter of 2018. The increase reflects the following:

•	Non-compensation expense increased by $25 million, to $29 million primarily as a result of $22 million of professional fees related to the Raycom Merger.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 5 of 17

•

Compensation expense increased $15 million, to $19 million, primarily due to $10 million of incentive compensation and severance compensation related to the elimination of redundant positions related to the Raycom Merger.

Corporate and Administrative Expenses on Combined Historical Basis.

On a Combined Historical Basis, corporate and administrative expenses increased $31 million, or 182%, to $48 million in the first quarter of 2019 as compared to the first quarter of 2018. The increase reflects the following:

•	Non-compensation expense increased by $22 million, to $29 million primarily as a result of $22 million of professional fees related to the Raycom Merger.

•

Compensation expense increased $9 million to $19 million, primarily due to $10 million of incentive compensation and severance compensation related to the elimination of redundant positions related to the Raycom Merger.

Taxes.

During the first quarter of 2019, we made no federal or state income tax payments. During the remainder of 2019, we anticipate making income tax payments (net of refunds) of approximately $13 million.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 6 of 17

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in millions except for net (loss) income per share data)

	Three Months Ended
	March 31,
	2019	2018

Revenue (less agency commissions)
Broadcasting	$481	$226
Production companies	37	-
Total revenue (lesss agency commissions)	518	226
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	356	150
Production companies	35	-
Corporate and administrative	48	8
Depreciation	20	14
Amortization of intangible assets	29	5
Gain on disposal of assets, net	(10)	(1)
Operating expenses	478	176
Operating income	40	50
Other income (expense):
Miscellaneous income, net	3	-
Interest expense	(58)	(24)
(Loss) income before income taxes	(15)	26
Income tax expense	3	6
Net (loss) income	(18)	20
Preferred stock dividends	13	-
Net (loss) income attributable to common stockholders	$(31)	$20

Basic per common share information:
Net (loss) income	$(0.31)	$0.22
Weighted-average shares outstanding	99	89

Diluted per common share information:
Net (loss) income	$(0.31)	$0.22
Weighted-average shares outstanding	99	90

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 7 of 17

Other Financial Data:

	As of
	March 31,	December 31,
	2019	2018
	(in millions)

Cash	$225	$667
Restricted cash	$-	$752
Long-term debt including current portion	$3,896	$2,549
Borrowing availability under Senior Credit Facility	$200	$100

	Three Months Ended March 31,
	2019	2018
	(in millions)

Net cash provided by operating activities	$24	$15
Net cash used in investing activities	(2,562)	(8)
Net cash provided by (used in) financing activities	1,344	(26)
Net decrease in cash and restricted cash	$(1,194)	$(19)

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 8 of 17

Guidance for the Second Quarter Ending June 30, 2019

Based on our current forecasts for the quarter ending June 30, 2019 (the “second quarter of 2019”), we anticipate the changes from the quarter ended June 30, 2018 (the “second quarter of 2018”) as outlined below:

As Reported Basis:	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance	From	Guidance	From
	for	As-Reported	for	As-Reported	As-Reported
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2019	2018	2019	2018	2018
	(dollars in millions)
OPERATING REVENUE (less agency commissions):
Broadcast	$495	98%	$504	102%	$250
Production companies	$7	100%	$8	100%	$-
Total revenue	$502	101%	$512	105%	$250

OPERATING EXPENSES (before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$318	124%	$320	125%	$142
Production companies	$8	100%	$9	100%	$-
Corporate and administrative	$18	64%	$21	91%	$11

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$3	(83)%	$4	(78)%	$18

Combined Historical Basis:	Three Months Ending June 30,
	Low End	% Change	High End	% Change
	Guidance	From	Guidance	From
	for	CHB	for	CHB	CHB
	the Second	Second	the Second	Second	Second
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2019	2018	2019	2018	2018
	(dollars in millions)
OPERATING REVENUE (less agency commissions):
Broadcast	$495	0%	$504	2%	$493
Production companies	$7	(22)%	$8	(11)%	$9
Total revenue	$502	0%	$512	2%	$503

OPERATING EXPENSES (before depreciation, amortization and gain or loss on disposals of assets):
Broadcast	$318	8%	$320	9%	$295
Production companies	$8	(11)%	$9	0%	$9
Corporate and administrative	$18	0%	$21	17%	$18

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$3	(90)%	$4	(87)%	$31

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 9 of 17

Comments on Second Quarter of 2019 Guidance:

Revenue (less agency commissions) On As-Reported Basis.

Based on our current forecasts for the second quarter of 2019, we anticipate the following changes from the second quarter of 2018 as outlined below:

•	We believe our second quarter of 2019 local advertising revenue (including internet/digital/mobile) will change to be within a range of approximately $223 million to $228 million, or +98% to +102%.

•	We believe our second quarter of 2019 national advertising revenue will change to be within a range of approximately $55 million to $56 million, or +84% to 88%.

•	We believe our second quarter of 2019 political revenue will be within a range of approximately $3 million to $4 million.

•	We believe our second quarter of 2019 retransmission consent revenue will be within a range of approximately $205 million to $206 million.

Revenue (less agency commissions) on Combined Historical Basis.

•

We believe our second quarter of 2019 total revenue will be within a range of approximately $502 million to $512 million (or increase approximately +0% to +2% from $503 million in the second quarter of 2018).

•

We believe our second quarter of 2019 local advertising revenue (including internet/digital/mobile) will be within a range of approximately $223 million to $228 million (or decrease approximately -2% to +0% from $228 million in the second quarter of 2018).

•

We believe our second quarter of 2019 national advertising revenue will be within a range of approximately $55 million to $56 million (or decrease approximately -9% to -8% from $60 million in the second quarter of 2018).

•

We believe our second quarter of 2019 political advertising revenue will be within a range of approximately $3 million to $4 million. Our political advertising revenue was approximately $31 million in the second quarter of 2018 and approximately $6 million in the second quarter of 2017.

•

We believe our second quarter of 2019 retransmission consent revenue will be within a range of approximately $205 million to $206 million (or increase approximately +26% to +27% from $162 million in the second quarter of 2018).

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net) on As-Reported Basis.

For the second quarter of 2019, we anticipate our broadcast operating expenses will increase from the second quarter of 2018, primarily reflecting the impact of the Raycom Merger.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

  Our total broadcast operating expenses for the second quarter of 2019 are anticipated to increase from the second quarter of 2018 by a range of approximately $23 million to $25 million (or increase approximately +8% to +9% from $295 million in the second quarter of 2018).

This increase reflects an expected increase in retransmission expense by a range of approximately $22 million to $23 million (or increase approximately +26% to +28% from $83 million in the second quarter of 2018).

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 10 of 17

In addition, broadcast expenses in the second quarter of 2019 are anticipated to include approximately $1 million of transaction related expenses associated with the Raycom Merger primarily reflecting severance or other transaction related compensation.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on As-Reported Basis.

For the second quarter of 2019, we anticipate our corporate and administrative operating expense will increase between approximately $7 million and $10 million from the second quarter of 2018, primarily reflecting the Raycom Merger.

 Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets) on Combined Historical Basis.

Our total corporate and administrative operating expenses for the second quarter of 2019 are anticipated to be approximately the same as, or increase slightly from, the second quarter of 2018 on a Combined Historical Basis.

In addition, corporate and administrative operating expenses in the second quarter of 2019 are anticipated to include between $1 million and $2 million of transaction related expenses associated with the Raycom Merger primarily reflecting severance or other transaction related compensation.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page11 of 17

The Company

We are a television broadcast company headquartered in Atlanta, Georgia. Upon the completion of the Raycom Merger on January 2, 2019, we became the largest owner of top-rated local television stations and digital assets in the United States. Currently, we own television stations in 93 television markets broadcasting almost 400 separate program streams including approximately 150 affiliates of the ABC Network (“ABC”), the NBC Network (“NBC”), the CBS Network (“CBS”) and the FOX Network (“FOX”). We refer to these major broadcast networks collectively as the “Big Four” networks. Our television stations ranked first or second among all local television stations in 87 of our 93 markets between December 2017 and November 2018. Our station portfolio reaches approximately 24% of total United States television households. We also own video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2019 or other periods, future income tax payments, the expected closing date of our Charlottesville Transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2018 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our first quarter operating results on May 8, 2019. The call will begin at 11:30 a.m. Eastern Time. The live dial-in number is 1-855-493-3489 and the confirmation code is 8275179. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-855-859-2056, Confirmation Code: 8275179 until June 8, 2019.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Executive Chairman and Chief Executive Officer, 404-266-5512

Pat LaPlatney, President and Co-Chief Executive Officer, 334-206-1400

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 12 of 17

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From October 31, 2013, through March 31, 2019, we completed 24 acquisition transactions and 5 divestiture transactions. As more fully described in our Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added television stations in 62 new television markets to our operations. We refer to the stations acquired in the 34 new markets added, and nine stations divested, in connection with, the Raycom Merger completed on January 2, 2019 as the “Raycom Acquisitions” and, collectively with the television stations we acquired in 2017 (the “2017 Acquisitions”) as the “Acquisitions” or the “Acquired Stations.”

Due to the significant effect that the Acquisitions have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis” (or “CHB”). Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue, broadcast expenses and corporate and administrative expenses to the historical revenue, broadcast expenses and corporate and administrative expenses of the Acquisitions and the net stations acquired in the Raycom Acquisitions and subtracting the historical revenues and broadcast expenses of divested stations, and the financing transactions for the Raycom Merger, as if they had been acquired or divested, respectively, on January 1, 2017, the beginning of the earliest period that CHB information is presented.

Combined Historical Basis financial information does not include any adjustments for other events attributable to the Acquisitions. Certain of the Combined Historical Basis financial information has been derived from, and adjusted based on, unaudited, unreviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from the Combined Historical Basis financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Combined Historical Basis may not comply with accounting principles generally accepted in the United States of America (“GAAP”) or the requirements for proforma financial information under Regulation S-X under the Securities Act. Gray is providing the second quarter of 2019 guidance on a Combined Historical Basis estimates which incorporate certain non–GAAP financial measures that are dependent on financial results that are not yet determinable with certainty. Therefore, we are unable to present a quantitative reconciliation of the estimated non-GAAP financial measures to their most directly comparable GAAP financial measures because such information is not available and management cannot reliably estimate all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

From time to time, Gray supplements its financial results prepared in accordance with GAAP by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Free Cash Flow, Operating Cash Flow as defined in the Senior Credit Agreement and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 13 of 17

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and any payments for program broadcast rights.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, contributions to pension plans, amortization of original issue premium on our debt, purchases of property and equipment (net of reimbursements) and the payment of income taxes (net of any refunds received).

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, interest expense, any income tax expense, non-cash 401(k) expense and trade expense less any gain on disposal of assets, any income tax benefits, payments for program broadcast rights, trade income, and contributions to pension plans. Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on January 1, 2017. It also gives effect to certain operating synergies expected from the Acquisitions and related financings and adds back professional fees incurred in completing the Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash (excluding restricted cash). Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore may not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 14 of 17

Reconciliation of Non-GAAP Terms on As Reported Basis, in millions:

	Three Months Ended
	March 31,
	2019	2018	2017

Net (loss) income	$(18)	$20	$10
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	20	14	13
Amortization of intangible assets	29	5	6
Non-cash stock-based compensation	3	2	1
Gain on disposal of assets, net	(10)	(1)	-
Miscellaneous income, net (1)	(3)	-	-
Interest expense	58	24	23
Loss from early extinguishment of debt	-	-	3
Income tax expense	3	6	7
Amortization of program broadcast rights	10	5	6
Payments for program broadcast rights	(14)	(5)	(5)
Common stock contributed to 401(k) plan	-	-	-
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation (1)	45	8	6
Broadcast Cash Flow	123	78	70
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation (1)	(46)	(8)	(6)
Broadcast Cash Flow Less Cash Corporate Expenses	77	70	64
Contributions to pension plans	-	-	(1)
Interest expense	(58)	(24)	(23)
Amortization of deferred financing costs	3	1	1
Amortization of net original issue premium on 5.875% senior notes due 2026	-	-	-
Purchases of property and equipment	(18)	(6)	(4)
Reimbursements of property and equipment purchases	12	1	-
Income taxes paid, net of refunds (2)	-	(9)	-
Free Cash Flow (2)	$16	$33	$37

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.
(2)	Amounts for the three months ended March 31, 2018, are per the Company’s Current Report on Form 8-K/A, furnished to the SEC on May 9, 2018.

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 15 of 17

Reconciliation of Non-GAAP Terms on Combined Historical Basis, in millions:

	Three Months Ended
	March 31,
	2019	2018	2017

Net income	$(18)	$20	$7
Adjustments to reconcile from net income to Broadcast Cash Flow:
Depreciation	20	22	21
Amortization of intangible assets	29	31	32
Non-cash stock-based compensation	3	2	1
Loss (gain) on disposals of assets, net	(10)	(1)	(2)
Miscellaneous income, net	(4)	(1)	-
Interest expense	58	58	58
Loss from early extinguishment of debt	-	-	3
Income tax expense	3	5	7
Amortization of program broadcast rights	10	10	10
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	-	-
Payments for program broadcast rights	(14)	(10)	(10)
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	46	16	12
Other	2	2	4
Broadcast Cash Flow	125	154	143
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	(46)	(16)	(12)
Broadcast Cash Flow Less Cash Corporate Expenses	79	138	131
Contributions to pension plans	-	-	(1)
Transaction costs and synergies	22	20	20
Operating Cash Flow as defined in Senior Credit Agreement	101	158	150
Interest expense	(58)	(58)	(58)
Amortization of deferred financing costs	3	3	3
Amortization of net original issue premium on 5.875% senior notes due 2026	-	-	-
Preferred dividends	(13)	(13)	(13)
Purchase of property and equipment	(18)	(11)	(9)
Reimbursements of property and equipment purchases	12	1
Income taxes paid, net of refunds	-	(9)	-
Free Cash Flow	$27	$71	$73

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 16 of 17

Reconciliation of Total Leverage Ratio, Net of All Cash, in millions except for ratio:

Eight Quarters Ended
March 31, 2019
Operating Cash Flow as defined in our Senior Credit Agreement:
Net income	$443
Adjustments to reconcile from net income (loss) to Operating Cash Flow as defined in our Senior Credit Agreement:
Depreciation	113
Amortization of intangible assets	69
Non-cash stock-based compensation	16
(Gain) loss on disposal of assets, net	(101)
Miscellaneous (income) expense, net	(2)
Interest expense	236
Loss from early extinguishment of debt	1
Income tax (benefit) expense	4
Amortization of program broadcast rights	47
Common stock contributed to 401(k) plan	4
Payments for program broadcast rights	(52)
Pension expense	(1)
Contributions to pension plans	(5)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	737
Professional fees related to acquisitions and divestitures	31
Operating Cash Flow as defined in our Senior Credit Agreement	$1,540
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$770

March 31, 2019
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$3,967
Capital leases and other debt	-
Cash	(225)
Adjusted Total Indebtedness, Net of All Cash	$3,742
Total Leverage Ratio, Net of All Cash	4.86

Gray Television, Inc.

Earnings Release for the three-month period ended March 31, 2019	Page 17 of 17